Exhibit 10.10

ALLIED NEVADA GOLD CORP.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
EFFECTIVE FEBRUARY 2, 2012

1.	Purpose and Adoption of Plan
(a)Adoption: Allied Nevada Gold Corp. adopted the Allied Nevada Gold Corp. Supplemental Executive Retirement Plan (“SERP”) effective February 2, 2012 (the “Plan”). The Plan is an unfunded top-hat deferred compensation arrangement. Benefits under the Plan shall be paid solely from the general assets of the Company, although assets used to fund benefits may be informally set aside at the discretion of the Company.
(b)Purpose: The Plan is designed to provide certain benefits to a select group of management or highly compensated employees. Such benefits will be distributed by the Company upon a Change in Control of the Company, a Separation from Service, the termination of the Plan, or a Participant’s death, or Disability. Specifically, the Plan is primarily intended to enable the Company to provide, at its discretion, a contribution to a select group of management or highly compensated employees whose pre-tax deferral opportunities to the Allied Nevada Gold Corp. 401(k) Plan are limited by the Code Section 401(a)(17) annual compensation limit. Notwithstanding this intent, the Company may expand the purpose and use of this Plan at its sole discretion.

2.	Definitions

For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context:
(a) “Account” shall mean an account established and maintained by the Company in its books and records to reflect the interest of a Participant in the Plan, and any adjustments thereto arising from any other credits or charges for the benefit of the Participant.
(b) “Administrative Committee” shall have the meaning set forth in Section 7(a).
(c)“Annual Rate of Return” shall mean an applicable rate of return per annum determined by the Compensation Committee of the Board of Directors in its sole discretion.
(d)“Arbitrable Dispute” shall have the meaning set forth in Section 7(h)(vii).
(e) “Beneficiary” shall mean any person, estate, trust, or organization entitled to receive any payment under the Plan upon the death of a Participant pursuant to Section 6(c).
(f)“Board of Directors” shall mean the Board of Directors of the Company.
(g) “Change in Control” shall mean the occurrence of any one or more of the following events:
(i)less than fifty percent (50%) of the Board of Directors being composed of Continuing Directors;
(ii)any Person, entity or group of Persons or entities acting jointly or in concert (an “Acquiror”) acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Company which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror (as such terms are defined in the Securities Act) to cast or to direct the casting of thirty percent (30%) or more of the votes attached to all of the Company’s outstanding Voting Securities which may be cast to elect directors of the Company or the successor corporation (regardless of whether a meeting has been called to elect directors);
(iii)the shareholders of the Company approve all necessary resolutions required to permit any Person to accomplish the result set forth in paragraph (ii), above, even if the securities have not yet been issued to or transferred to that Person;
(iv)the Company shall sell or otherwise transfer, including by way of the grant of a leasehold interest or joint venture interest (or one or more subsidiaries of the Company shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest or joint venture interest) property or assets

(1)
aggregating more than fifty percent (50%) of the consolidated assets (measured by either book value or fair market value) of the Company and its subsidiaries as of the end of the most recently completed financial year of the Company, or

(2)
which during the most recently completed financial year of the Company generated, or during the then current financial year of the Company are expected to generate, more than fifty percent (50%) of the consolidated operating income or cash flow of the Company, to any other Person or Persons, in which case the Change of Control shall be deemed to occur on the date of transfer of the assets representing one U.S. dollar (US$1) more than fifty percent (50%) of the consolidated assets in the case of clause (1) or fifty percent (50%) of the consolidated operating income or cash flow in the case of clause (2), as the case may be; or

(v)the shareholders of the Company approve all necessary resolutions required to permit any Person to accomplish the result set forth in paragraph (iv) above.
For the purposes of the foregoing, “Voting Securities” means shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Company, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.
Notwithstanding the foregoing or any other provision of the Plan, no “Change of Control” will be deemed to occur if the discussions or negotiations that led to or resulted in the acquisition, sale, transfer, or business combination described in paragraphs (ii), (iii), (iv), or (v) above were initiated for the purpose of effectuating such acquisition, sale, transfer, or business combination by the Company or any of its affiliates or any of their respective advisors acting at the direction of the Company and any of its affiliates.
(h)“Claimant” shall have the meaning set forth in Section 7(h)(i).
(i)“Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor statute.
(j)“Company” shall mean Allied Nevada Gold Corp., a corporation incorporated in Nevada, and any of its successors.
(k)“Compensation Committee” shall mean the Compensation Committee, or any subcommittee thereof, of the Board of Directors.
(l)“Continuing Director” shall mean either:
(i)An individual who is a member of the Board of Directors on the Effective Date of the Plan; or
(ii)    An individual who becomes a member of the Board of Directors, subsequent to the Effective Date of the Plan, with the agreement of at least a majority of the Continuing Directors who are members of the Board of Directors on the date that the individual became a member of the Board of Directors.
(m) “Disability” or “Disabled” shall mean a Participant:
(i)is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
(ii)is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees.
(n) “Domestic Relations Order” shall mean a “domestic relations order” as defined in Code section 414(p)(1)(B).
(o)“Effective Date” shall mean February 2, 2012.
(p)“Employee” shall mean any person who is employed by the Company.
(q)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(r)“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

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(s) “Participant” shall mean an Employee or former Employee of the Company who is eligible to receive benefits under the Plan.
(t) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person does not include:
(i)the Company or any of its affiliates;
(ii)a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates;
(iii)an underwriter temporarily holding securities pursuant to an offering of such securities; or
(iv)a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of shares of Common Stock
(u) “Plan” shall mean the Allied Nevada Gold Corp. Supplemental Executive Retirement Plan, as amended from time to time.
(v)“Plan Administrator” shall have the meaning set forth in Section 7(a).
(w)“Plan Year” shall mean the twelve (12) month period commencing January 1st and ending on December 31st, except that the first Plan Year shall be the Effective Date through December 31, 2012.
(x)“Relevant” shall have the meaning set forth in Section 7(h)(iv)(A).
(y) “Separation from Service” shall mean a Participant’s separation from service as an Employee of the Company under Code Section 409A including the Treasury Regulations and other guidance issued thereunder other than for death or Disability. A transfer of employment within or among any entities in the same controlled group as the Company (as determined under Code Sections 414(b) or (c), as applied under Code Section 409A(d)(6) and applicable Treasury Regulations) shall not constitute a Separation from Service. A Separation from Service shall occur on the date where the level of services provided by a Participant after such date permanently decreases to no more than 20 percent of the average level of services performed over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than 36 months).
(z)“Specified Employee” shall mean a “specified employee” with respect to the Company (or a controlled group member (as determined under Code Sections 414(b) or (c), as applied under Code Section 409A(d)(6) and applicable Treasury Regulations)) determined pursuant to procedures adopted by the Company in compliance with Code Section 409A and Treasury Regulation Section 1.409A-1(i) or any successor provision.
(aa) “Trust” shall have the meaning set forth in Section 5(a).

3.	Eligibility
(a)Eligibility Requirements. Any Employee who is a member of a select group of management or highly compensated employees that has income sourced to services provided in the United States, as designated by the Administrative Committee in its sole and absolute discretion, shall be eligible to become a Participant upon his or her selection by the Administrative Committee and notification thereof.
(b)Ineligible Participant. If the Administrative Committee determines that a Participant is no longer eligible to participate in the Plan, the Company’s contributions for the Participant will cease and no additional contributions will be made under the Plan until it is again determined that he or she is eligible to participate.

4.	Discretionary Employer Contributions
(a)Discretionary Contribution. The Company may credit, from time to time, a discretionary Company contribution to a Participant’s Account. Such contributions may vary by individual Participant or by group as determined by the Administrative Committee in its sole discretion. The amount of the discretionary Company contribution, if any, shall be credited to the Account of a Participant and shall be communicated to each Participant as soon as reasonably practicable following the approval of the contribution. The Company shall have complete discretion to place amounts, if any, into the Participant’s Account. Nothing in this section, or any other provision of the Plan shall be read to require the Company to make any minimum or maximum amount of contributions.

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(b)Vesting Schedule. Amounts contributed under Section 4(a) to a Participant’s Account shall become vested immediately upon being credited to the Participant’s account.

5.	Investment of Account
(a)Rabbi Trust. A rabbi trust (the “Trust”) may be established in connection with the Plan, in the complete and absolute discretion of the Administrative Committee. In such case, the Company shall transfer all discretionary cash amounts credited by the Company to a Participant’s Account to the Trust. Notwithstanding the foregoing, the Company shall establish a Trust on or before consummation of a Change in Control. The Trust will be irrevocable and will terminate on the earlier to occur of (i) all funds having been distributed from the Trust, or (ii) the date all obligations under the Plan have been satisfied. The Trust will provide that the assets of the Trust will be distributed only to or for the benefit of the Participants or their beneficiaries unless the insolvency provisions of the Trust apply. The Company will appoint an independent trustee for the Trust and will enter into a trust agreement, in form and substance acceptable to the Company, with the Trustee. The Administrative Committee shall select the initial independent trustee. Any payments by the Trust of benefits provided to a Participant under the Plan shall be considered payment by the Company and shall discharge the Company of any further liability under the Plan for such payments.
(b)Return on Account. Amounts contributed under Section 4(a) to a Participant’s Account are eligible to realize the Annual Rate of Return. Additions, if any, to a Participant’s account will be credited to such Account in a reasonably practicable manner determined by the Administrative Committee on an annual basis. Notwithstanding the preceding, the Board of Directors, in its sole discretion, may determine the Annual Rate of Return for any year, and nothing in this Section 5(b) shall be construed as requiring any rate of return.

6.	Distribution of Accounts
(a)Distribution upon Separation From Service.
(i)Generally. Upon a Participant’s Separation from Service, the Account attributable to such Participant shall be distributed to the Participant in a lump sum. Subject to Section 6(a)(ii), all payments and deliveries due under this Section 6(a)(i) shall be made as soon as reasonably feasible following the date of a Participant’s Separation from Service, but in no event later than sixty (60) days following such date; provided that, if such sixty-day period ends in the taxable year following the year in which the Separation from Service occurs, the Participant shall not have the right to designate the year of payment.
(ii)Distributions to Specified Employees. Notwithstanding the foregoing, distributions to a Specified Employee as a result of Separation from Service shall be made as soon as practicable, but not before the six-month anniversary of the date of the Separation from Service, or, if earlier, the date of death of the Specified Employee.
(b)Distribution upon Death. Upon the death of a Participant prior to the payment of his or her Account, his or her Account for which payment has not commenced shall be paid to the Participant’s Beneficiary in a lump sum with such payment to be made within sixty (60) days following the date of the Participant’s death; provided that, if such sixty-day period ends in the taxable year following the year in which the Participant’s death occurs, neither the Participant nor the Beneficiary shall have the right to designate the year of payment.
(c)Beneficiary Designation. A Participant may designate a Beneficiary or Beneficiaries, and a contingent Beneficiary or Beneficiaries, to receive the undistributed portion of his or her Account if he or she dies before distribution is completed. In the event a Beneficiary designation is not on file or all designated Beneficiaries are deceased or cannot be located, payment will be made to the Participant’s estate. The Beneficiary designation may be changed by the Participant or former Participant at any time without the consent of the prior Beneficiary or Beneficiaries.
(d)Distribution upon Disability. Upon the Disability of a Participant prior to the payment of his or her Account, his or her Account for which payment has not commenced shall be paid to the Participant in a lump sum with such payment to be made within ninety (90) days following the date on which the Participant becomes Disabled; provided that, if such ninety-day period ends in the taxable year following the year in which the Participant becomes Disabled, the Participant shall not have the right to designate the year of payment.
(e)Distribution Pursuant to a Domestic Relations Order. The Administrative Committee is authorized to make any payments directed by a Domestic Relations Order in any action in which the Plan or the Administrative Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrative Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

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(f)Distribution upon Change in Control. Upon a Change in Control of the Company, a Participant shall be paid his Account in a lump sum within sixty (60) days following the date on which the Change in Control occurs; provided that, if such sixty-day period ends in the taxable year following the year in which the Change in Control occurs, the Participant shall not have the right to designate the year of payment. However, in the event such Change in Control is not a payment event under Code Section 409A and the Treasury Regulations promulgated thereunder, payment of the Participant’s Account shall be made at the first to occur of any event following the Change in Control that would permit distribution under Code Section 409A(a)(2)(A) and the Plan.
(g)Distribution in the Event of Taxation.
(i)If, for any reason, it has been determined that the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder, and the failure is not or cannot be corrected under an Internal Revenue Service correction program for such failure, the Administrative Committee shall distribute to the Participant the portion of the Participant’s Account(s) that is required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder.
(ii)If, for any reason, it is determined that the Participant owes FICA tax, not otherwise satisfied, with respect to an amount deferred under the Plan before the amount is otherwise payable or made available to the Participant, the Administrative Committee may distribute an amount to the Participant (in the form of withholding pursuant to provisions of applicable law or by distributions directly to the Participant) to cover such FICA tax amount and any income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA amount (as well as the pyramiding Code Section 3401 wages and taxes), provided that the amount so distributed may not exceed the aggregate FICA amount and the income tax withholding amount related to such FICA amount.
(h)Distribution Events. A Participant’s Account, or, if applicable, a portion thereof, shall be distributed on or based on the first to occur of: (A) the Participant’s Death, (B) the Participant’s Disability, (C) the receipt of a Domestic Relations Order requiring distribution, (D) a Change in Control, (E) income inclusion due to failure to comply with Code Section 409A, or (F) a Plan termination pursuant to Section 8(c).
(i)Form of Distribution. Distributions made to a Participant with respect to their Account shall be paid in cash.

7.	Administration of Plan
(a)Authorization of Administrative Committee or Plan Administrator. The Compensation Committee may appoint an Administrative Committee to administer the Plan or, if no Administrative Committee is appointed by the Compensation Committee, the Compensation Committee shall administer the Plan. If an Administrative Committee is not appointed by the Compensation Committee, then the term Administrative Committee as used herein shall mean the Compensation Committee. The Administrative Committee may select one or more persons to serve as the Plan Administrator. The Plan Administrator shall have authority to perform any act that the Administrative Committee may perform under the Plan, except to the extent (if any) that the Administrative Committee specifies limitations on the Plan Administrator’s authority. Any person selected to serve as the Plan Administrator may, but need not be, an employee or officer of the Company or a member of the Administrative Committee. However, if a Participant is serving as the Plan Administrator, such person may not decide or vote on a matter affecting his or her interest as a Participant. The Plan Administrator may resign or be removed by the Administrative Committee and a new Plan Administrator may be appointed by the Administrative Committee. Any determination or action of the Plan Administrator may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of the members.
(b)No Compensation. No member of the Administrative Committee or, if appointed, Plan Administrator shall receive any compensation from the Plan for his or her service.
(c)Powers of the Administrative Committee. The Administrative Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan more particularly set forth herein, it shall have full discretion to interpret the Plan and determine all questions arising in the administration, interpretation and application of the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.
(d)Expense Reimbursement. The Administrative Committee shall be reimbursed by the Company for all reasonable expenses incurred by it in the fulfillment of its duties. Such expenses shall include any expenses incident to its

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functioning, including, but not limited to, fees of accountants, counsel, actuaries, other specialists and other costs of administering the Plan.
(e)General Duties of the Administrative Committee.
(i)The Administrative Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary functions. The Administrative Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties. The Administrative Committee shall review the work and performance of each such appointee, and shall have the right to remove any such appointee from his or her position. Any person, group of persons or entity may serve in more than one fiduciary capacity.
(f)The Administrative Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Board of Directors and by persons designated thereby.
(g) The Administrative Committee shall take all steps necessary to ensure that the Plan complies with the law at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining adequate Participant records; recording and transmitting all notices required to be given to Participants and their Beneficiaries; receiving and disseminating, if required, reports and information from the Company; and doing such other acts as determined to be necessary or appropriate for the proper administration of the Plan. The Administrative Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan. The Administrative Committee shall notify the Company upon its request of any action taken by it, and when required, shall notify any other interested person or persons.
(h)Claims Procedures. The procedures for filing claims for payments under the Plan are described below:
(i)Presentation of Claim. It is the intent of the Company to make payments under the Plan without the Participant having to complete or submit any claim forms. However, any Participant or Beneficiary who believes he or she is entitled to a payment under the Plan may submit a claim for payment to the Administrative Committee. Any claim for payments under the Plan must be made by the Participant or his Beneficiary in writing and state the Claimant’s name and nature of benefits payable under the Plan. The Claimant’s claim shall be deemed to be filed when delivered to the Administrative Committee which shall make all determinations as to the right of any person(s) to benefits hereunder. Claims for benefits under this Plan shall be made by the Participant, his or her Beneficiary or a duly authorized representative thereof (“Claimant”). If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the benefit or other determination desired by the Claimant. The claim must be accompanied with sufficient supporting documentation for the benefit or other determination requested by the Claimant.
(ii)Notification of Decision.
(A)Claim for benefits other than upon Disability. If the claim is wholly or partially denied, the Administrative Committee shall provide written or electronic notice thereof to the Claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond one hundred eighty (180) days from the date the claim for benefits is received by the Administrative Committee. Written notice of any extension of time shall be delivered or mailed to the Claimant within ninety (90) days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Administrative Committee expects to render the final decision.
(B)Claim for benefits upon Disability. If the claim is wholly or partially denied, the Administrative Committee shall provide written or electronic notice thereof to the Claimant within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. An initial extension of time for processing the claim for benefits is allowable if necessary due to circumstances beyond the Administrative Committee’s control, but such an initial extension shall not extend beyond ninety (90) days from the date the claim for benefits is received by the Administrative Committee. Written notice of the initial extension of time shall be delivered or mailed to the Claimant within forty-five (45) days after receipt of the claim and shall include an explanation of the circumstances requiring the extension, the date by which the Administrative Committee expects to render the final decision, the standards on which entitlement to a benefit is based, unresolved issues that prevent a decision and any additional information needed to resolve these issues. If prior to the end of the initial extension, the Administrative Committee determines that, due to matters beyond its control, a decision cannot be rendered within

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the first thirty (30) day extension period, the period for making the determination may be extended for up to an additional thirty (30) days. Written notice of the additional extension of time shall be delivered or mailed to the Claimant within the initial extension period and shall include an explanation of the circumstances requiring the extension, the date by which the Administrative Committee expects to render the final decision, the standards on which entitlement to a benefit is based, unresolved issues that prevent a decision and any additional information needed to resolve these issues. The Claimant shall have forty-five (45) days to provide such additional information.
(C)Required content of the Notice of Adverse Benefit Determination.
(1)In general. The notice of adverse benefit determination shall:
a)specify the reason or reasons the claim was denied;
b)reference the pertinent Plan provisions upon which the decision was based;
c)describe any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
d)indicate the steps to be taken by the Claimant if a review of the denial is desired, including the time limits applicable thereto; and
e)contain a statement of the Claimant’s right to bring a civil action under ERISA in the event of an adverse determination on review.
If notice of the adverse benefit determination is not furnished in accordance with the preceding provisions of this Section, the claim shall be deemed accepted and payment shall be made to the Claimant in accordance with the claim.
(iii)Claim for disability benefits. The notice of adverse benefit determination shall, in addition to the information specified in 7(h)(ii)(C) above, disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination or a statement that such information will be provided free of charge upon request.
(iv)Review of a Denied Claim.
(A)Claim for benefits other than upon disability. If a claim is denied and a review is desired, the Claimant shall notify the Administrative Committee in writing within sixty (60) days after receipt of written notice of a denial of a claim. In requesting a review, the Claimant may submit any written comments, documents, records, and other information relating to the claim, the Claimant feels are appropriate. The Claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information that, with respect to the Claimant’s claim for benefits (1) was relied upon in making the benefit determination, (2) was submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (3) demonstrates compliance with the administrative processes and safeguards of this claims procedure (sometimes referred to for purposes of this Section 7(h) as “Relevant”). The Administrative Committee shall review the claim taking into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial benefit determination.
(B)Claim for benefits upon disability. The review procedures in Section 7(h)(iii)(A) above shall apply, except the Claimant shall notify the Administrative Committee in writing within one hundred eighty (180) days after receipt of written notice of a denial of a claim, and no deference shall be given to the initial benefit determination. The review shall be conducted by a different individual than the person who made the initial benefit determination or a subordinate of that person. The following procedures will apply to the review of an adverse benefit determination:
(1)In the case of a claim denied on the grounds of a medical judgment, the Administrative Committee will consult with a health professional with appropriate training and experience. The health care professional who is consulted on review will not be the same individual who was consulted, if any, regarding the initial benefit determination or a subordinate of that individual.
(2)A Claimant shall, on request and free of charge, be given reasonable access to, and copies of, all documents, records, and other information Relevant to the Claimant’s claim for benefits. If the advice of a medical or vocational expert was obtained in connection with the initial benefit determination, the names of each

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such expert shall be provided on request by the Claimant, regardless of whether the advice was relied on by the Administrative Committee.
(v)Decision on Review.
(A)Claim for benefits other than upon disability. The Administrative Committee shall provide the Claimant with written notice of its decision on review within a reasonable period of time, but not later than sixty (60) days after receipt of a request for a review. An extension of time for making the decision on the request for review is allowable if special circumstances shall occur, but such an extension shall not extend beyond one hundred twenty (120) days from the date the request for review is received by the Administrative Committee. Written notice of the extension of time shall be delivered or mailed to the Claimant within sixty (60) days after receipt of the request for review, indicating the special circumstances requiring an extension and the date by which the Administrative Committee expects to render a determination.
(B)Claim for benefits upon disability. The Administrative Committee shall provide the Claimant with written notice of its decision on review within a reasonable period of time, but not later than forty-five (45) days after receipt of a request for a review. An extension of time for making the decision on the request for review is allowable if special circumstances shall occur, but such an extension shall not extend beyond ninety (90) days from the date the request for review is received by the Administrative Committee. Written notice of the extension of time shall be delivered or mailed to the Claimant within forty-five (45) days after receipt of the request for review, indicating the special circumstances requiring an extension and the date by which the Administrative Committee expects to render a determination.
(C)Required content of the Notice of Adverse Benefit Determination.
(1)In general. In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Plan on which the benefit determination is based; (iii) contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all records and other information Relevant to the Claimant’s claim for benefits; (iv) a statement describing any voluntary appeal procedures offered by the Plan, including the arbitration procedures in Section 7(h)(vi); and (v) inform the Claimant of the right to bring a civil action under the provisions of ERISA. If notice of the adverse benefit determination is not furnished in accordance with the preceding provisions of this Section, the claim shall be deemed accepted and payment shall be made to the Claimant in accordance with the claim.
(2)Claim for disability benefits. The notice of adverse benefit determination shall, in addition to the information specified in 7(h)(ii)(C)(1) above, (i) disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination or a statement that such information will be provided free of charge upon request, and (ii) include the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
(vi)Preservation of Remedies. After exhaustion of the claims procedure as provided herein, nothing shall prevent the Claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable.
(vii)Elective Arbitration. If a Claimant’s claim described in Section 7(h)(i) is denied pursuant to Sections 7(h)(ii) and 7(h)(iv) (an “Arbitrable Dispute”), the Claimant may, in lieu of the Claimant’s right to bring a civil action under Section 502(a) of ERISA, and as the Claimant’s only further recourse, submit the claim to final and binding arbitration in the city of Reno, State of Nevada, before an experienced employment arbitrator selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Except as otherwise provided in this Section 7(h)(vi) or Section 7(h)(viii), each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, costs of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid in equal shares by each party (or, if applicable, each group of parties) to the arbitration. In any Arbitrable Dispute in which the Claimant prevails, the Company shall reimburse the Claimant’s reasonable attorneys fees and related expenses. Related expenses shall include, but not be limited to, witness expenses, fees of the arbitrator, costs of any record or transcript of the arbitration, administrative fees and other fees and expenses connected with the arbitration. Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute for which an arbitration is elected. The arbitrator’s decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction. Should any party attempt to resolve an Arbitrable Dispute for

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which an arbitration is elected by any method other than arbitration pursuant to this Section, the responding party shall be entitled to recover from the initiating party all damages, expenses and attorneys fees incurred as a result.
(viii)Legal Action. Prior to a Change in Control, except to enforce an arbitrator’s award, no actions may be brought by a Claimant in any court with respect to an Arbitrable Dispute that is arbitrated.
(ix)Following a Change in Control. Upon the occurrence of a Change in Control, an independent party selected jointly by the Participants in the Plan prior to the Change in the Control and the Administrative Committee or other appropriate person shall assume all duties and responsibilities of the Administrative Committee under this Section 7(h) and actions may be brought by a Claimant in any appropriate court with respect to an Arbitrable Dispute that is arbitrated. After a Change in Control, if any person or entity has failed to comply (or is threatening not to comply) with any of its obligations under the Plan, or takes or threatens to take any action to deny, diminish or to recover from any Participant the benefits intended to be provided thereunder, the Company shall reimburse the Participant for reasonable attorneys fees and related costs incurred in the pursuance or defense of the Participant’s rights. If the Participant does not prevail, attorneys fees shall also be payable under the preceding sentence to the extent the Participant had reasonable justification for pursuing its claim, but only to the extent that the scope of such representation was reasonable.
(x)Preservation of Remedies. After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable.

8.	Miscellaneous Provisions
(a)No Alienation. Subject to Section 6(c), neither the Participant, his Beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.
(b)Unsecured General Creditor. The Plan shall at all times be considered entirely unfunded for both tax purposes and for purposes of Title I of ERISA and no provision shall at any time be made with respect to segregating assets of any Participant for payment of any amounts hereunder. The Plan constitutes a mere promise of the Company to make payments to Participants in the future and, subject to Section 5(a), Participants have rights only as unsecured general creditors of the Company.
(c)Amendment and Termination. The Plan may be amended, modified, or terminated by the Administrative Committee in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to benefits under the Plan prior to such amendment, modification, or termination; further, provided, that any termination of the Plan and any distributions made in connection with such termination shall, in each case, be made in accordance with the requirements of Code Section 409A and Treasury Regulation Section 1.409A-3(j)(4)(ix).
(d)No Effect on Other Benefits. It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he or she may be eligible, whether funded or unfunded, by reason of his or her employment by the Company.
(e)No Tax Representations. The Company makes no representation with respect to the state, federal, financial, estate planning or the securities implications of the Plan. Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan.
(f)Income Tax Withholdings. There shall be deducted from each payment under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the Account of the person entitled to such distribution.
(g)No Effect on Employment. No provision of this Plan shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of the Participant and the Company.
(h)Governing Law; Jurisdiction. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Nevada, without giving effect to any state’s principles of conflicts of laws to the extent not pre-empted by federal law. The enforcement or interpretation of the Plan and any disputes under or arising out of the Plan shall be submitted to the exclusive jurisdiction and venue of the federal and state courts located in the County of Washoe, Nevada.

9	Allied Nevada Gold Corp. Supplemental Executive Retirement Plan

(i)Code Section 409A. All Accounts under the Plan that are intended to be “deferred compensation” subject to Section 409A shall be interpreted, administered and construed to comply with Section 409A, and all Accounts under the Plan that are intended to be exempt from Section 409A shall be interpreted, administered and construed to comply with and preserve such exemption. The Administrative Committee shall have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Account, the Plan shall govern. Notwithstanding the foregoing, neither the Company nor any member of the Administrative Committee shall have any liability to any person in the event Code Section 409A applies to any Account in a manner that results in adverse tax consequences for the Participant or any of his or her Beneficiaries.
(j)Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.
(k)Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

IN WITNESS WHEREOF, to record the adoption of this Plan, effective February 2, 2012, the undersigned, being duly authorized to act on behalf of the Board of Directors of Allied Nevada Gold Corp. has executed this document this 2nd day of February, 2012.

Name:	/s/ Rebecca A. Rivenbark
Title:	Corporate Secretary

10	Allied Nevada Gold Corp. Supplemental Executive Retirement Plan